Exhibit 10.01

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement") is dated as of May 27, 2004, between RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (“RPP”), and RESOLUTION SPECIALTY MATERIALS INC., a Delaware corporation (“RSM”). RPP and RSM may each be referred to herein individually as a “Party” and together as the “Parties.” As used herein, RSM shall include RSM’s affiliated companies receiving Services pursuant to this Agreement, and RPP shall include RPP’s affiliated companies providing Services pursuant to this Agreement.

WHEREAS, Eastman Chemical Company, a Delaware corporation (“Eastman”), and RSM have entered into (i) that certain Acquisition Agreement dated the date hereof (the “Acquisition Agreement”), pursuant to which certain assets related to Eastman’s Resins, Inks, and Monomers business will be sold to RSM (the "Acquired Business”), and (ii) that certain Transition Services Agreement dated the date hereof (the “Transition Services Agreement”), pursuant to which Eastman is to provide certain services in support of the Acquired Business to RSM;

WHEREAS, RSM desires that RPP (i) provide RSM with certain services in support of the Acquired Business and (ii) assist RSM in the monitoring and utilization of the services being provided to RSM under the Transition Services Agreement, and RPP desires to provide such services for the time periods set forth herein; and

WHEREAS, the Parties desire this Agreement to become automatically effective concurrently with the Closing (as such term is defined in the Acquisition Agreement) (the “Effective Date”).

IT IS HEREBY AGREED:

ARTICLE 1. SERVICES AND SCOPE OF SERVICES

          1.1 During the Term (as defined in Article 2.1 below), RSM hereby engages RPP to provide, and RPP hereby agrees to provide or cause to be provided to RSM for the Acquired Business, services in the categories identified in Exhibit A hereof (as from time to time added to or deleted therefrom pursuant to this Agreement, collectively referred to hereinafter as the “Services”) as determined by the Steering Committee in accordance with Article 1.9 below. Except with respect to those Services that are currently outsourced by RPP, RPP shall provide the Services by and through RPP employees.

          1.2 With respect to Services that are currently outsourced by RPP to third parties, RPP shall use commercially reasonable efforts to cause such third parties to provide Services to the Acquired Business, but in each case, only in accordance with the terms and conditions of this Agreement. In the event RPP is not able to secure the agreement of any third parties to provide Services to the Acquired Business, the Parties will mutually cooperate to try to obtain similar services from another source.

          1.3 The Parties shall use commercially reasonable efforts to obtain all third party consents necessary to provide and receive the Services. Notwithstanding the foregoing, RPP shall not be obligated to provide any Service for which such consents have not been obtained or have been refused, and may (so long as commercially reasonable efforts were used in accordance herewith) without liability, suspend and/or terminate the provision of any Service with immediate effect in the event of any claim that the provision of such Service requires the consent of a third party. In the event any third party consent cannot reasonably be obtained, the Parties agree to cooperate in any appropriate and economically feasible arrangement (a “Work-around") to provide RPP or RSM, as applicable, with the other Party’s interest in the benefit under the contract, agreement or permit to which such unobtainable third party consent relates. This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract or agreement, or any proceeding or right with respect to any benefit arising thereunder or resulting therefrom, or any permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of either Party thereunder. RSM shall be liable for all costs and expenses associated with obtaining any third party consent or arranging any Work-around in connection with RPP providing or RSM receiving the Services.

          1.4 RPP (or outsourced provider) shall provide or cause to be provided the personnel, facilities, equipment, systems and management reasonably required to perform the Services and unless otherwise specified on any Exhibit hereto or as determined by the Steering Committee, RPP (or outsourced provider) shall provide the Services with at least the same standard of care that RPP provides its own businesses.

          1.5 Neither RPP nor or any of its affiliated companies will be required to stay in business, replace employees who voluntarily terminate their employment with RPP or the provider of the Services or take other measures (including any measures which would cause a default or require a waiver of the documents evidencing indebtedness of RPP or its subsidiaries) solely to provide the Services to RSM for the Acquired Business. Notwithstanding the foregoing, without the prior written consent of RSM, (a) RPP shall not be entitled to terminate a Service to RSM if RPP otherwise provides a comparable service to one or more businesses of RPP that would not be terminated, and (b) in the event a Service is reduced, such reduction shall not disproportionately affect the Service provided to RSM as compared to a similar service otherwise provided to RPP.

          1.6 In the event RPP terminates or reduces a Service, RSM shall have the right to immediately terminate its further obligations with regard to such Service or related component Services without cost or penalty to RSM.

          1.7 RSM shall at its own expense cooperate fully with RPP by promptly providing reasonable assistance, resources and access (including, without limitation, the provision of access to its personnel, computer systems, data, equipment and other information) to enable RPP to provide the Services.

          1.8 Special Services and Projects. During the Term, RSM may from time to time request that RPP provide special services or projects in addition to the Services, and RPP shall make commercially reasonable efforts to provide such additional services or projects. If RPP agrees to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, the Exhibits and Annexes hereto shall be amended to include such additions. If RPP is unable to provide such additional services or projects, RPP will promptly inform RSM and shall use commercially reasonable efforts to work with RSM in finding an equivalent replacement for such services or project.

          1.9 Steering Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the Parties shall establish a “Steering Committee” consisting of at least one (1) representative from each Party and whereby each Party is equally represented. The initial Steering Committee representatives shall be Jeff Nodland for RSM and Mark Antonvich for RPP. The initial Steering Committee representatives shall not be changed by either Party on less than thirty (30) days’ prior written notice to the other Party. The Steering Committee representatives shall meet at least monthly (or more frequently if needed or reasonably requested by a representative) during the Term to determine the Services to be provided. Such determination shall include the scope, manner, level, and place or places where such Services shall be provided. The Steering Committee representative for each Party shall stay reasonably apprised of the activities of the employees, agents and contractors of such Party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

ARTICLE 2. TERM AND TERMINATION

          2.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue for a three-year period and shall be automatically renewed for one-year periods thereafter unless written notice is given by either Party to the other of its intent not to renew the Agreement at least ninety (90) days prior to the end of such period (the “Term”), or unless earlier terminated pursuant to Article 2.2, below. The provision of financial Services shall survive expiration of the Term as required to enable provision of information for applicable financial reporting purposes.

          2.2 Termination.

(a) Except as otherwise provided herein, RSM may terminate this Agreement or one or more of the Services in whole or in part by geographic region as of the end of any calendar month upon at least thirty (30) days advance written notice to RPP. Upon termination of this Agreement, or upon termination of one or more of the Services provided pursuant to this Agreement, RPP shall cease and shall cause its affiliates to cease providing the terminated Service(s). RSM’s obligation to pay monies owed to RPP for Services provided prior to the effective date of such termination notice(s) shall survive the termination or expiration of this Agreement.

(b) RPP may terminate this Agreement immediately upon a Change in Control of RSM. As used herein, a “Change in Control” means any of (i) a sale (in one or a series of related transactions) of all or substantially all of RSM’s assets, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding equity securities of RSM, or (iii) the merger or consolidation of RSM with or into another entity that is not an affiliate of RSM, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding equity securities of RSM, immediately prior to such transaction, own less than a majority in voting power of the outstanding equity securities of RSM, or voting equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

(c) Notwithstanding anything to the contrary contained herein, if either Party fails to fulfill any of its material obligations hereunder (including without limitation the failure to pay any amounts due), unless such failure is otherwise excused by or subject to other provisions of this Agreement, the other Party may give notice to the defaulting Party of such default. If the defaulting Party does not cure the default within fifteen (15) days of the date of this notice, or if the default is curable but the default is of such a nature that it cannot be cured within fifteen (15) days, and the defaulting Party has not taken reasonable steps to commence to cure the default (or does not proceed with due diligence to complete the cure), the Party not in default, upon written notice, may terminate its further obligations hereunder directly related to the subject matter of the default effective on the expiration of such fifteen (15) day period; provided, however, that if the Party claimed to be in default disputes such claim, the dispute resolution procedures contained herein shall apply.

(d) In the event that RSM terminates any or all Services hereunder or elects not to renew this Agreement, RSM agrees to pay all out of pocket costs incurred by RPP in connection with such termination or non-renewal including, without limitation, employee severance and termination costs to third party service providers.

ARTICLE 3. SERVICES FEE

          3.1 RSM agrees to pay to RPP on a monthly basis during the Term, in consideration for the Services rendered to RSM and the Acquired Business as provided, the fees set forth below (“Service Fees”):

(a) 33 1/3% of the total salary, bonus, travel reimbursement, benefits and other costs payable by RPP to its Chief Financial Officer, General Counsel, Vice President of Human Resources, Chief Information Officer, Chief Administrative Officer – Europe and Vice President of Environmental, Health & Safety.

(b) An amount equal to any incremental increase in costs incurred by RPP in connection with the provision of Services hereunder (including without limitation costs incurred by RPP in connection with increasing or modifying its infrastructure and support services or hiring additional personnel) multiplied by 1.075.

(c) An amount equal to all out of pocket expenses incurred by RPP in providing the Services; provided, however, that RPP agrees to use commercially reasonable efforts to have such out of pocket expenses billed directly to RSM.

          Annex I hereto contains the initial annual estimated costs by category for Services to be provided hereunder. To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the

Services, the Parties shall cooperate to determine in good faith an equitable adjustment to the Service Fees. Notwithstanding the foregoing, the Parties agree that the Service Fees set forth in Article 3.1(a) above may only be changed on January 1 of each year.

          3.2 In addition to the foregoing, RSM agrees to grant to RPP options to purchase common stock of RSM’s corporate parent (“RSM Parent”) which will be transferred to the management, employees or independent contractors of RPP who are involved in the provision or oversight of Services hereunder as determined by RPP. Such options shall (i) be granted in accordance with the applicable stock incentive plan of RSM Parent as in place at the time of such grant pursuant to which RSM grants options, securities or other arrangements to its employees generally, (ii) be exercisable at a price that is equal to the fair market value of such common stock on the date of such grant, and (iii) represent 2% of the outstanding common stock of RSM Parent on the date of such grant.

          3.3 If either Party believes that there has been a material change in the quantity or quality of Services being delivered, they may request a review by the Steering Committee of the monthly Service Fee to revise Article 3.1 and/or Annex I in accordance with such change.

ARTICLE 4. BILLING AND PAYMENT

          4.1 Each month, RPP shall submit to RSM for payment an invoice reasonably detailing the amounts due under this Agreement for the immediately preceding month. Such invoice shall be payable by RSM within thirty (30) days from the date of such invoice unless RSM contests in good faith the amounts set forth in such invoice by giving written notice to RPP of such dispute within the payment period, in which case RSM shall pay all amounts not in dispute within such 30 day period.

          4.2 Within fifteen (15) days of the end of any month, RSM may request that RPP provide to RSM an accounting of all Service Fees, all collections, receipts and other remittances to RPP on account of the Services, and all expenses for the Services paid by RPP on behalf of RSM, in each case since the last accounting in accordance with this Article, if any. In the event that the results of any review conducted in accordance with this Article 4.2 indicates an underpayment by RSM or an overpayment to RPP, such Party will, within ten (10) days after completion of such review, reimburse the other Party for the full amount of any such underpayment or overpayment (without interest).

          4.3 RPP’s preparation of Acquired Business financial reports along with other detailed closing schedules and reports, cash flow, net amounts due RPP, net amounts due RSM, and other information relating thereto may be reviewed by RSM from time to time for consistency and accuracy during normal business hours at RSM’s cost by RSM or by an independent certified public accounting firm selected by RSM and reasonably acceptable to RPP; provided any such accounting firm reviewing the books and records subject to a review shall enter into a confidentiality agreement with RPP.

          4.4 Any audit dispute between the Parties will be conclusively determined by an internationally recognized firm of certified public accountants mutually acceptable to the parties, and such determination will be final and binding upon the parties. Each Party will pay fifty-percent (50%) of the costs of any such firm associated with the audit dispute.

          4.5 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 4 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 5. RIGHT OF FIRST NEGOTIATION

Before entering into an agreement which may result in a Change in Control, RSM agrees to discuss the terms of such transaction with RPP and, should it decide to enter into such agreement, provide RPP with twenty (20) days prior written notice.

ARTICLE 6. NOTICES

     Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally, by facsimile (with electronic confirmation of receipt and with a confirmed copy sent by first class mail or by overnight courier), or sent by registered or certified mail, postage prepaid, or sent by a recognized overnight courier (e.g., Federal Express, Airborne or UPS) (a “Notice”) as follows:

If to RPP to:

      Resolution Performance Products LLC

      1600 Smith Street, 24th Floor
      Houston, Texas 77002
      Attn: President
      Fax: (832) 366-2584

      with a copy to:

      Apollo Management, L.P.
       1301 Avenue of the Americas
       New York, NY 10019
       Attention: Mr. Scott Kleinman
       Facsimile: (212) 515-3288

If to RSM to:

       Resolution Specialty Materials Inc.
       c/o Apollo Management, L.P.
       1301 Avenue of the Americas
       New York, NY 10019
       Attention: Mr. Scott Kleinman
       Facsimile: (212) 515-3288

      with a copy to:

      Resolution Specialty Materials Inc.
       c/o Resolution Performance Products LLC
       1600 Smith Street, 24th Floor
       Houston, Texas 77002
       Attn: President
       Fax: (832) 366-2584

or to such other address or to such other person for a Party as shall be specified by like Notice. Any Notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.

ARTICLE 7. DELEGATION AND ASSIGNMENT

Neither Party may assign or delegate any of its rights, interests, liabilities or obligations under this Agreement without the prior written consent of the other Party except that either Party may assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of any debt securities and/or financial institution(s) and/or hedge counterparties and/or any other person (together, the “Financiers”) lending money or making other banking facilities available to such Party or to any Financiers who provide funds on or in connection with any subsequent refinancing of any such funding or to any person from time to time appointed by any Financier to act as a security trustee on behalf of such Financier; without limitation to the foregoing, any such person or Financier may assign such rights on any enforcement of the security under such finance arrangement; provided further, however, that no assignment under this Article 7 shall relieve a Party of its obligations hereunder. Notwithstanding the foregoing, the Parties agree and acknowledge that certain of RPP’s affiliated companies may be providing Services hereunder and certain of RSM’s affiliated companies may be receiving Services hereunder, and each Party consents to the foregoing and agrees that such affiliated companies shall have the right to provide or receive Services, as applicable. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

ARTICLE 8. LIMITED WARRANTY

In performing the Services, RPP shall employ methods, procedures and utilities of a quality at least equal to those employed by it with respect to its own business and affairs. Except as otherwise provided in this Agreement, RPP EXPRESSLY DISCLAIMS (i) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, WORKMANSHIP, DESIGN, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT; AND (ii) THAT THE SERVICES PROVIDED HEREUNDER WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO RSM OR WILL RESULT IN RSM HAVING ANY GIVEN STANDING OR POSITION IN ANY BUSINESS, MARKET OR PRODUCT. NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES OF ANY TYPE OR KIND. BOOKS AND RECORDS

          8.1 RPP shall keep, and make available to RSM and its representatives, complete and accurate records and accounts, in accordance with RPP’s normal practices, of all material transactions pertaining to the Services, and shall preserve them for the longer of (a) a period of two (2) years following the end of the fiscal year to which they pertain, (b) the period consistent with RPP’s retention policies or (c) upon prior written notice by RSM to RPP, such period indicated in such notice as may be necessary to enable RSM to comply with provisions of applicable law. After the expiration of such period referred to in this Article 9.1, RPP shall have no further duty to retain any of such books and records or to notify RSM before the disposition or destruction thereof. RSM may review these books and records upon reasonable advance notice during normal business hours.

          8.2 RPP shall provide a list of any such books and records which have become eligible for destruction to RSM for review before disposal takes place. RSM shall provide the name of the reviewing party to RPP and reviews shall occur and be completed within sixty (60) days of presenting the list of records eligible for destruction. If RSM does not respond to RPP within 60 days, such books and records may be destroyed or shipped to RSM for disposition.

          8.3 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 9 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 9. CONFIDENTIAL INFORMATION

          9.1 For purposes hereof, “Confidential Information” means any and all information of either Party that might reasonably be considered confidential, secret, sensitive, proprietary or private.” To the extent practicable, Confidential Information shall be marked “proprietary” or “confidential.” Confidential Information shall include the following:

(a) data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, or proprietary information specifically relating to either Party or the methods or techniques used by either Party;

(b) data, documents or proprietary information employed in connection with the marketing and implementation of each Party’s products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information;

(c) any other data or information obtained by either Party during the Term which is not generally known to and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure;

(d) as to RSM’s confidentiality obligations hereunder, any data obtained from the use of RPP’s computer systems by RSM’s employees or agents, except data pertaining solely to the Acquired Business; and

(e) as to RPP’s confidentiality obligations hereunder, any data, information, or documents pertaining to the Acquired Business.

          9.2 The receiving Party shall treat as confidential all Confidential Information of the other Party, or of any subsidiaries or affiliates of such other Party, that comes to the receiving Party’s knowledge through this Agreement. The receiving Party shall take such steps to prevent disclosure of such Confidential Information to any third person as it would take in protecting its own proprietary or confidential information, and shall not use any portion of such Confidential Information for any purpose not authorized herein; it being understood and agreed that RPP may use RSM’s Confidential Information in furtherance of providing the Services to RSM.

          9.3 No person receiving Confidential Information shall be under any obligations with respect to any Confidential Information:

(a) which is, at the time of disclosure, available to the general public;

(b) which becomes at a later date available to the general public through no fault on its part and then only after said later date;

(c) which it can demonstrate was in its possession before receipt from the disclosing party;

(d) which is disclosed to it without restriction on disclosure by a third party who has the lawful right to disclose such information;

(e) which it can demonstrate was independently developed by it; or

(f) after five (5) years from the date of disclosure.

          9.4 Either Party may disclose information of the other Party which would otherwise be confidential if and to the extent:

(a) required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law;

(b) disclosed by such Party on a strictly confidential basis to the professional advisers, auditors or other representatives of the Party or to any actual or potential bankers or financiers of that Party;

(c) disclosed by such Party on a strictly confidential basis to other members of RPP’s affiliated companies or RSM’s affiliated companies;

(d) disclosed by such Party on a strictly confidential basis to the corporate shareholders or other equity owners of the Parties;

(e) that the information is lawfully known to the Party (without binder of secrecy) at the time of disclosure;

(f) that the other Party has given prior written approval to such disclosure;

(g) disclosed by such Party to the extent necessary to seek enforcement of, or to defend, the contractual rights or obligations of such Party under this Agreement or to satisfy an obligation or duty under this Agreement; or

(h) disclosed by such Party on a confidential basis to bona fide potential or actual purchasers of a proprietary interest in or potential or actual operators of the Acquired Business or particular assets of the Acquired Business.

          9.5 In the event that any Party is requested or required (by oral questions, interrogatories, requests for information or documents, or other similar process utilized in connection with legal proceedings, or in connection with compliance with a subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, such Party shall provide the other Party with prompt written notice of any such requests or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Article 10 of this Agreement.

          9.6 In order to protect the interests of both Parties with respect to Confidential Information contained within the information technology systems (both hardware and software) which will be utilized by the Parties during the Term, both Parties shall use reasonable best efforts to implement and effect security procedures intended to protect such Confidential Information.

          9.7 SUBJECT TO ARTICLES 10.3 AND 10.4 ABOVE, THE CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE 10. INDEPENDENT CONTRACTOR

RPP is and shall remain at all times an independent contractor of RSM in the performance of all Services hereunder; and all persons employed by RPP or under contract or agreement with RPP to perform such Services shall be and remain employees or contractors solely of RPP and subject only to the supervision and control of RPP supervisory personnel.

ARTICLE 11. COMPLIANCE WITH LAWS AND REGULATIONS

          11.1 Each Party shall give all notices and obtain all licenses and permits required by applicable laws, rules, ordinances, codes or regulations and shall comply with all applicable laws, rules, ordinances, codes and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder.

          11.2 If it is found that a service or report results in either Party being given notice that it is in violation of a law or regulation by a third-party regulatory or governmental agency, the Parties will mutually cooperate to provide the service in a way that is not in violation. Failing such best efforts, either Party may cancel such service.

ARTICLE 12. INDEMNITY AND LIMITED LIABILITY

          12.1 For purposes of Articles 13, 15 and 19 of this Agreement, the following defined terms shall apply:

   “DOEA” means the directors, officers, employees and agents of the relevant entity (in their capacities as such).

   “Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued or fixed, determined or determinable.

   “Losses” means any and all claims, judgments, causes of action, Liabilities, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel).

          12.2 In no event shall any Party, its DOEA, its affiliates and/or their respective DOEA be liable for damages for “lost profits” or loss of business opportunity, or consequential, special, punitive or exempting

Losses under or in connection with this Agreement. RPP’s maximum liability in the event of any and all breaches of this Agreement and for any and all Losses and Liabilities shall be limited to a payment equal to the Service Fees.

          12.3 RSM agrees to release, discharge, defend, indemnify, save and hold harmless RPP, its DOEA, its controlled affiliates and their respective DOEA, from and against any and all Liabilities and Losses to the extent arising out of any negligence or willful misconduct of RSM, its DOEA, its controlled affiliates and their respective DOEA, and any and all Liabilities and Losses arising from or related to the performance of this Agreement by RSM and RPP, except to the extent caused by the grossly negligent act or omission or willful misconduct of RPP, its DOEA, its affiliates or their respective DOEA. Subject to the limitations set forth in Article 13.2, RPP agrees to release, discharge, defend, indemnify, save and hold harmless RSM, its DOEA, its controlled affiliates and their respective DOEA, from and against any and all Liabilities and Losses arising out of any gross negligence or willful misconduct of RPP, its DOEA, its controlled affiliates and their respective DOEA, arising from or related to the performance of this Agreement by RPP.

          12.4 Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in Article 15 of this Agreement. This provision will survive any expiration or termination of this Agreement.

ARTICLE 13. FORCE MAJEURE

          13.1 Neither Party shall be liable to the other Party for any loss, cost or damage for delay or non-performance of any of its obligations hereunder resulting from any requirement or intervention of civil or military authorities or other agencies of the government, or by reason of any other causes whatsoever not reasonably within the control of such Party, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances occurring with respect to those sites for which the Services are being provided hereunder, lightning, hurricanes, explosions and delay of carriers (all of the foregoing referred to hereinafter as a “Force Majeure”). Upon the occurrence of a Force Majeure, the Party whose performance is so prevented (the “Declaring Party”) shall notify the other Party promptly of the cause of the Force Majeure, and the estimated time that such Force Majeure shall continue. The Declaring Party shall thereafter use its reasonable efforts to overcome the Force Majeure; provided, however, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the discretion of the Declaring Party, and the Declaring Party shall not be required to make settlement of strikes, lock-outs and other industrial or labor disturbances by acceding to the demands of any opposing third party or parties when such course is unfavorable in the Declaring Party’s judgment. RSM shall not be required to pay for any disrupted Services during the period in which they are not being provided to RSM. RPP agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any of the Services (by reason of Force Majeure or otherwise) and is unable to fulfill RSM’s requirements for those Services, RPP shall ensure that RSM is treated no less favorably than any business of RPP in the allocation by RPP between such businesses and RSM of such affected Services.

          13.2 If RPP’s performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days during the Term, RSM shall have the right to terminate this Agreement with respect to the disrupted Services immediately upon written notice to RPP. An event of Force Majeure shall not operate to extend the Term or to limit amounts payable for Services rendered on or prior to the actual date of the event of Force Majeure.

ARTICLE 14. DISPUTES

          14.1 Resolution Procedure. Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article 15.

          14.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, either Party may give a notice to the other Party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each Party shall submit to the other Party a written statement setting forth such Party’s description of the dispute and of the respective positions of the Parties on such dispute and such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this Article 15 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

          14.3 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

          14.4 Determination Of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations: (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then either Party may submit the dispute to arbitration in accordance with Article 15.5 hereof.

          14.5 Arbitration. A matter in dispute hereunder submitted for resolution by arbitration shall be arbitrated in accordance with the then existing commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to (a) through (h) below.

(a) Upon the request of either Party, the Arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

(b) In the case the amount of any matter in dispute is less than or equal to $250,000, the number of arbitrators shall be one (1) independent arbitrator appointed by the American Arbitration Association.

(c) In the case the amount of any matter in dispute is greater than $250,000, the number of arbitrators shall be three (3) independent arbitrators, with one appointed by each Party, and the two appointees selecting the third arbitrator in accordance with the said Rules. If either Party fails to select an arbitrator within ten (10) days after notice of such failure from the other Party or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator. If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification. Each arbitrator shall be a competent and reputable individual with experience as a judge, a chief executive officer or chief financial officer.

(d) The arbitration hearing shall be held in New York, N.Y., at such date, time and place as established by the Arbitrators.

(e) The arbitrators shall have power to rule on their own competency and on the validity of this Agreement to make reference to arbitration.

(f) Not later than fifteen (15) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral decision and award, each Party may submit to the Arbitrators a written statement of such Party’s (i) understanding and view of the Parties’ respective positions on the dispute, and (ii) recommendation as to an appropriate resolution of the dispute and the reasons why it believes such resolution is appropriate. In reaching a decision on any dispute hereunder, the arbitrators may take into account such statement.

(g) The Arbitrators must render their arbitral decision and award and give a written opinion setting forth the basis of their decision, all not later than forty-five (45) days after the conclusion of the arbitration.

(h) Each Party shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

(i) The costs of the arbitration shall be borne and paid equally by the Parties.

          14.6 Injunctive Relief. The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article 15. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Article 15.

          14.7 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 15 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 15. WORK PRODUCT

     All Work Product (as defined below) conceived, originated, devised or developed by RPP in the provision of the Services shall be the sole and absolute property of RPP, unless such Work Product arises solely from Services provided to RSM (and not in connection with any other services performed by RPP), in which event such Work Product shall be the sole and absolute property of RSM. Each Party agrees to take all such actions and to execute all such documents as may be desirable or as may be necessary to give full effect to this Article 16.1. For purposes hereof, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to RSM’s actual or anticipated business, operations, research and development or existing or future products or services and which are conceived, developed or made by RPP (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Term, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing

ARTICLE 16. USE OF “RESOLUTION”

     RSM hereby acknowledges and agrees that Resolution Performance Products Inc. and its subsidiaries have certain intellectual property and common law rights associated with the word “Resolution” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the Resolution stylized logo, colors, and other indicia as used in connection with the name and business of RPP and its controlled affiliates, and the use of such word in connection with the name and business of Resolution Performance Products Inc. and its subsidiaries has developed a secondary meaning in favor of such entities in the markets in which their business is conducted. Notwithstanding the foregoing, until the first anniversary of the later of such date as (x) Resolution Performance Products Inc. or its subsidiaries no longer own any equity securities in RSM (or its subsidiaries), (y) the expiration of the Term without renewal and (z) the termination of this Agreement pursuant to Article 2.2 (the latest such date referred to in clauses (x), (y) and (z), the “Name Use End Date”), each of RPP and RSM hereby agrees not to, and to cause its respective controlled affiliates not to, assert any claims against the other party hereto and its controlled affiliates with respect to the use of the word “Resolution” in their respective names and businesses (except in connection with a violation of this Article). After the Name Use End Date (if requested in writing by RPP) RSM shall, and shall cause its controlled affiliates, to cease using the name “Resolution” and other indicia referenced above (or any variant thereof which would likely cause confusion in the minds of individuals in the chemical industry in which RPP, RSM and/or their respective affiliates operate; a “Variant Name”) in their respective names and businesses as soon as is reasonably practicable and, in any case, by the first anniversary of the Name Use End Date. In connection with ceasing to use the word “Resolution” in its business, RSM shall, and shall cause its controlled affiliates, to remove any and all exterior and interior signs or identifiers that include such word in such entities’ names, and shall cease using any stationery or other written or electronic material (including labels and packaging) that include such word in such entities’ names (provided that RSM shall not be required to re-label any products or other inventory produced prior to the first anniversary of the Name Use End Date). Notwithstanding the forgoing, RSM acknowledges and agrees, on behalf of itself and its controlled affiliates, that they shall not have the right or power to license, assign, sell or otherwise dispose of their respective names to the extent they include the word “Resolution” or any Variant Name. As a condition precedent to the consummation of any Change in Control of RSM or its controlled affiliates occurring after the date hereof whereby RSM or any such controlled affiliates, as the case may be, is not the surviving entity or such entities’ business is transferred, RSM shall cause the successor entity to assume and agree to the terms and conditions set forth in this Article. If requested by RPP, RSM agrees to provide RPP with reasonable assistance prior to the first anniversary of the Name Use End Date, at RPP’s expense, in prosecuting and defending the name “Resolution Performance Products” in connection with the business of RPP and its controlled affiliates.

ARTICLE 17. INSURANCE

RSM shall furnish and keep in full force and effect at all times during the Term general liability insurance and Directors and Officers coverage. The policy shall name RPP as an additional insured to the extent that RPP’s personnel are providing the Services.

ARTICLE 18. TAXES

The amounts to be paid by RSM to RPP herein do not include any U.S., foreign, federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement, including (without limitation) any state or local sales or use taxes or any value, stamp or business transfer tax now or hereafter imposed on the provisions of Services to RSM by RPP under this Agreement, regardless of whether the same are separately stated by RPP. All such taxes (and any penalties, interest or other additions to any such taxes), with the exception of taxes imposed on RPP’s net income or with respect to RPP’s property ownership, shall be the financial responsibility of RSM. RSM shall indemnify and defend RPP and hold RPP harmless from any such taxes or causes of action, costs (including reasonable attorneys fees) and any other Liabilities of any nature whatsoever relating to such matters.

ARTICLE 19. MISCELLANEOUS

          19.1 If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall remain in full force and be effectuated as if such illegal, invalid or unenforceable provision is not part hereof; provided, however, that (i) if the deletion of any provision of this Agreement frustrates an essential purpose(s) of the Agreement or material right(s) of a Party, then such Party may terminate this Agreement without further liability or obligation, and (ii) absent such frustration and to the extent legally possible, the Parties shall seek in good faith agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision.

          19.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

          19.3 The headings for the articles, sections and paragraphs in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

          19.4 This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

          19.5 The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future. Waiver by either Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition. Failure or delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party’s right to require full performance with such provision at any time thereafter. Any review or approval by a Party required or permitted pursuant to this Agreement shall not be deemed to be a waiver of any provision of this Agreement nor shall it excuse any non-conforming performance by the other Party.

          19.6 Except as otherwise expressly provided in this Agreement, the provisions of this Agreement are for the benefit of the Parties hereto and not for any other person. This Agreement shall not provide any third person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          19.7 The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state’s choice or conflicts of laws rules).

          19.8 To the extent a Party’s consent is required under this Agreement, each Party agrees to act in good faith and not unreasonably withhold or delay such consent.

* * * * *IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RESOLUTION PERFORMANCE	RESOLUTION SPECIALTY MATERIALS
PRODUCTS LLC	INC.

By: /s/ Marvin O. Schlanger	By: /s/ Scott Kleinman

Name: Marvin O. Schlanger	Name: Scott Kleinman

Title: Chairman and Chief Executive Officer	Title: President